The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 10, 2017

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 4-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated October , 2017 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments	$ Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks due October 31, 2018 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 11 Reference Stocks, as may be increased by the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket consists of 11 common stocks/common shares (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, as may be increased by the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

The Basket Adjustment Factor may provide a buffer against a modest decline of the Basket, but only if the Basket Adjustment Factor is greater than 100.00%. The buffer provided by the Basket Adjustment Factor may be 0.00%, depending on the actual Basket Adjustment Factor. If the Basket Adjustment Factor is set equal to 100.00% and the Ending Basket Level is less than the Starting Basket Level, you will lose some or all of your principal amount at maturity. If the Basket Adjustment Factor is set to above 100.00% and the Ending Basket Level is less than the Starting Basket Level by more than any applicable buffer, you will lose some or all of your principal amount at maturity. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	At least 100.00%. The actual Basket Adjustment Factor will be provided in the pricing supplement and will not be less than 100.00%
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:	On any Ending Averaging Date, the closing level of the Basket will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on each Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified in “The Basket” on page PS-1 of this pricing supplement
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	On or about October 13, 2017
Original Issue Date:	On or about October 18, 2017 (Settlement Date)
Ending Averaging Dates*:	October 22, 2018, October 23, 2018, October 24, 2018, October 25, 2018 and October 26, 2018
Maturity Date*:	October 31, 2018
CUSIP:	48129HGC5
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $5.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $986.90 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

The Basket

The Bloomberg ticker symbol and the issuer of each Reference Stock, the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
URI	United Rentals, Inc.	New York Stock Exchange (NYSE)	9.09%	$
LUV	Southwest Airlines Co.	NYSE	9.09%	$
HD	The Home Depot, Inc.	NYSE	9.09%	$
DIS	The Walt Disney Company	NYSE	9.09%	$
COST	Costco Wholesale Corporation	The NASDAQ Stock Market (NASDAQ)	9.09%	$
T	AT&T Inc.	NYSE	9.09%	$
CMA	Comerica Incorporated	NYSE	9.09%	$
SBUX	Starbucks Corporation	NASDAQ	9.09%	$
BAC	Bank of America Corporation	NYSE	9.09%	$
HON	Honeywell International Inc.	NYSE	9.09%	$
PXD	Pioneer Natural Resources Company	NYSE	9.09%	$

* The Initial Stock Price of each Reference Stock will be provided in the pricing supplement.

JPMorgan Structured Investments —	PS-1
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Basket Adjustment Factor of 100.00% and reflects the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	80.00%
170.00	70.00%	70.00%
160.00	60.00%	60.00%
150.00	50.00%	50.00%
140.00	40.00%	40.00%
130.00	30.00%	30.00%
120.00	20.00%	20.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
102.50	2.50%	2.50%
100.00	0.00%	0.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 100.00% = $1,050

Example 2: The level of the Basket is flat from a Starting Basket Level of 100 to an Ending Basket Level of 100. The Ending Basket Level of 100 is equal to the Starting Basket Level and the Basket Return is 0.00%. The investor receives the principal amount of their notes at maturity, calculated as follows:

$1,000 × (1 + 0%) × 100.00% = $1,000

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 and the Basket Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -50%) × 100.00% = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-2
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, as may be increased by the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 11 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 11 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m). Under the applicable Treasury regulations, the dividend equivalent amount is calculated using a formula that is based on the actual dividends paid with respect to the Underlying Securities, even if these dividends are not reflected in determining any payment on the note. We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m). Upon request, we are required to provide further information relevant to the application of Section 871(m) to the notes, including a schedule of the dividend equivalent amounts and associated withholding. You may submit any such request for information to your custodian.

Our determinations (including with respect to the dividend equivalent amount) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

Based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Code and the regulations thereunder should not be imposed on proceeds paid to non-U.S. investors with respect to the notes, although it is possible that we may decide (or that the IRS could argue) that we are required to withhold.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS-3
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Basket, as may be increased by the Basket Adjustment Factor. The Basket Adjustment Factor will be at least 100.00%. The Basket Adjustment Factor may provide a buffer against a modest decline of the Basket, but only if the Basket Adjustment Factor is greater than 100.00%. The buffer provided by the Basket Adjustment Factor may be 0.00%, depending on the actual Basket Adjustment Factor. If the Basket Adjustment Factor is set equal to 100.00% and the Ending Basket Level is less than the Starting Basket Level, you will lose some or all of your principal amount at maturity. If the Basket Adjustment Factor is set to above 100.00% and the Ending Basket Level is less than the Starting Basket Level by more than any applicable buffer, you will lose some or all of your principal amount at maturity.
•	THE BASKET ADJUSTMENT FACTOR WILL PROVIDE NO BENEFIT IF IT IS SET EQUAL TO 100.00% —The Basket Adjustment Factor will be at least 100.00%. If the Basket Adjustment Factor is set equal to 100.00%, you will not benefit from any upside return enhancement or any buffer against any decline of the Basket. Under these circumstances, if the Ending Basket Level is less than the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to

JPMorgan Structured Investments —	PS-4
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the prices of the Reference Stocks;
•	the time to maturity of the notes;
•	the dividend rates on the Reference Stocks;
•	interest and yield rates in the market generally;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the expected absence of any such correlation;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 11 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be

JPMorgan Structured Investments —	PS-5
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•      THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

JPMorgan Structured Investments —	PS-6
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

The Basket and the Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performances of the Basket as a whole and the Reference Stocks individually from January 6, 2012 through October 6, 2017. The graph of the historical Basket performance assumes the closing level of the Basket on January 6, 2012 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 6, 2012 through October 6, 2017. The following graph assumes the closing level of the Basket on January 6, 2012 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments —	PS-7
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

United Rentals, Inc. (“United Rentals”)

According to its publicly available filings with the SEC, United Rentals is an equipment rental company that operates throughout the United States and Canada. The common stock of United Rentals, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of United Rentals in the accompanying product supplement. United Rentals’s SEC file number is 001-14387.

Historical Information Regarding the Common Stock of United Rentals

The following graph sets forth the historical performance of the common stock of United Rentals based on the weekly historical closing prices of one share of the common stock of United Rentals from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of United Rentals on October 9, 2017 was $142.49.

Southwest Airlines Co. (“Southwest”)

According to its publicly available filings with the SEC, Southwest is a passenger airline that provides scheduled air transportation in the United States and near-international markets. The common stock of Southwest, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Southwest in the accompanying product supplement. Southwest’s SEC file number is 001-07259.

Historical Information Regarding the Common Stock of Southwest

The following graph sets forth the historical performance of the common stock of Southwest based on the weekly historical closing prices of one share of the common stock of Southwest from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of Southwest on October 9, 2017 was $57.66.

JPMorgan Structured Investments —	PS-8
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

The Home Depot, Inc. (“Home Depot”)

According to its publicly available filings with the SEC, Home Depot is a home improvement retailer that sells an assortment of building materials, home improvement products and lawn and garden products and provides a number of services. The common stock of Home Depot, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Home Depot in the accompanying product supplement. Home Depot’s SEC file number is 001-08207.

Historical Information Regarding the Common Stock of Home Depot

The following graph sets forth the historical performance of the common stock of Home Depot based on the weekly historical closing prices of one share of the common stock of Home Depot from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of Home Depot on October 9, 2017 was $165.71.

The Walt Disney Company (“Disney”)

According to its publicly available filings with the SEC, Disney is an entertainment company with operations in four business segments: media networks, parks and resorts, studio entertainment, and consumer products and interactive media. The common stock of Disney, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Disney in the accompanying product supplement. Disney’s SEC file number is 001-11605.

Historical Information Regarding the Common Stock of Disney

The following graph sets forth the historical performance of the common stock of Disney based on the weekly historical closing prices of one share of the common stock of Disney from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of Disney on October 9, 2017 was $99.57.

Costco Wholesale Corporation (“Costco”)

According to its publicly available filings with the SEC, Costco operates membership warehouses offering a limited selection of nationally branded and private-label products in a wide range of merchandise categories. The common stock of Costco,

JPMorgan Structured Investments —	PS-9
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

par value $0.005 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Costco in the accompanying product supplement. Costco’s SEC file number is 000-20355.

Historical Information Regarding the Common Stock of Costco

The following graph sets forth the historical performance of the common stock of Costco based on the weekly historical closing prices of one share of the common stock of Costco from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of Costco on October 9, 2017 was $154.61.

AT&T Inc. (“AT&T”)

According to its publicly available filings with the SEC, AT&T is a holding company that provides communications and digital entertainment services. The common shares of AT&T, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of AT&T in the accompanying product supplement. AT&T’s SEC file number is 001-08610.

Historical Information Regarding the Common Shares of AT&T

The following graph sets forth the historical performance of the common shares of AT&T based on the weekly historical closing prices of one share of the common shares of AT&T from January 6, 2012 through October 6, 2017. The closing price of one share of the common shares of AT&T on October 9, 2017 was $38.30.

Comerica Incorporated (“Comerica”)

According to its publicly available filings with the SEC, Comerica is a financial services company. The common stock of Comerica, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Comerica in the accompanying product supplement. Comerica’s SEC file number is 001-10706.

JPMorgan Structured Investments —	PS-10
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Historical Information Regarding the Common Stock of Comerica

The following graph sets forth the historical performance of the common stock of Comerica based on the weekly historical closing prices of one share of Comerica from January 6, 2012 through October 6, 2017. The closing price of one share of Comerica on October 9, 2017 was $76.41.

Starbucks Corporation (“Starbucks”)

According to its publicly available filings with the SEC, Starbucks is roaster, marketer and retailer of specialty coffee, operating in more than 75 countries. The common stock of Starbucks, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Starbucks in the accompanying product supplement. Starbucks’s SEC file number is 000-20322.

Historical Information Regarding the Common Stock of Starbucks

The following graph sets forth the historical performance of the common stock of Starbucks based on the weekly historical closing prices of one share of the common stock of Starbucks from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of Starbucks on October 9, 2017 was $55.02.

Bank of America Corporation (“Bank of America”)

According to its publicly available filings with the SEC, Bank of America is a financial institution that serves individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. The common stock of Bank of America, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement.  Bank of America’s SEC file number is 001-06523.

JPMorgan Structured Investments —	PS-11
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Historical Information Regarding the Common Stock of Bank of America

The following graph sets forth the historical performance of the common stock of Bank of America based on the weekly historical closing prices of one share of the common stock of Bank of America from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of Bank of America on October 9, 2017 was $25.85.

Honeywell International Inc. (“Honeywell”)

According to its publicly available filings with the SEC, Honeywell is a technology and manufacturing company that invents and commercializes technologies that address challenges around energy, safety, security, productivity and global urbanization. The common stock of Honeywell, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Honeywell in the accompanying product supplement. Honeywell’s SEC file number is 001-08974.

Historical Information Regarding the Common Stock of Honeywell

The following graph sets forth the historical performance of the common stock of Honeywell based on the weekly historical closing prices of one share of the common stock of Honeywell from January 6, 2012 through October 6, 2017. The closing price of one share of the common stock of Honeywell on October 9, 2017 was $143.60.

Pioneer Natural Resources Company (“Pioneer Natural Resources”)

According to its publicly available filings with the SEC, Pioneer Natural Resources is an oil and gas exploration and production company, whose purpose is to explore for, develop and produce oil and gas reserves. The common stock of Pioneer Natural Resources, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Pioneer Natural Resources in the accompanying product supplement. Pioneer Natural Resources’s SEC file number is 001-13245.

JPMorgan Structured Investments —	PS-12
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Historical Information Regarding the Common Stock of Pioneer Natural Resources

The following graph sets forth the historical performance of the common stock of Pioneer Natural Resources based on the weekly historical closing prices of one share of Pioneer Natural Resources from January 6, 2012 through October 6, 2017. The closing price of one share of Pioneer Natural Resources on October 9, 2017 was $150.96.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS-14
Return Notes Linked to an Equally Weighted Basket of 11 Reference Stocks